EXHIBIT 99.1

                      PRESS RELEASE DATED OCTOBER 26, 2001












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NEWS RELEASE
FOR IMMEDIATE RELEASE

          FIRST PRODUCTION FLOWS FROM GASCO ENERGY'S UINTA BASIN WELLS HALLIBURTON SELECTED AS LEAD CONTRACTOR ON UINTA BASIN WELLS
              BURLINGTON COMMENCES ACTIVITIES IN GREEN RIVER BASIN

DENVER - October 26, 2001 - (PR Newswire) - Gasco Energy, Inc. (OTCBB: GASE) today announced its first production from wells drilled with Phillips Petroleum (NYSE: P) in the company's Riverbend Project in Utah. Phillips Petroleum, acting as operator under its agreement with Gasco, is in the process of fine-tuning the production flow rates on the Federal 31-29 and Federal 34-29 wells. The Federal 24-7 well is being completed and is awaiting hookup. Estimates of reserves and stable flow rates will be determined in the near future as ongoing engineering evaluation of the wells continues.

Gasco and Halliburton to Join Efforts on Uinta Basin Wells
In a Letter of Intent, Gasco has selected Halliburton Energy Services, Inc., a business unit of Halliburton Company (NYSE: HAL) as Lead Contractor to drill and complete up to 10 wells within Gasco's Riverbend Project Area. Subject to successful completion of the definitive agreement, the resulting relationship with Halliburton will give Gasco another strategic partner, and timely access to the widest suite of reservoir analysis and drilling and completion technology offered in the industry.

Greater Green River Basin Activity
In the Company's Wyoming projects, seismic activity is now underway on Gasco's Area of Mutual Interest (AMI) with Burlington Resources (NYSE: BR). The high-resolution 2-D seismic program will capture images over 180 miles in the Wyoming's Greater Green River Basin. Seismic processing and interpretation is expected to follow concurrently with data capture. Gasco and Burlington, after their independent evaluations, will jointly determine future drilling locations. Gasco and Burlington have begun drilling the 33-27 Muddy Creek, the first well in the recently announced exploration agreement with Burlington.

Management Comments
Mark Erickson, Gasco Energy President and CEO said: "We've worked hard to reach this point in our young company's life. Our first Riverbend production validates our strategy and provides a cornerstone for future opportunities in Utah. The addition of our Wyoming activity, and our strong industry affiliations further enhances our opportunities for shareholder growth. I'm proud of our commitment to delivering value to shareholders, even during this challenging time. We're bullish on natural gas and believe Gasco's Rocky Mountain focus is the right strategy for the future."


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About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploitation and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 150,000 gross acres in Utah and has an Area of Mutual Interest agreement on 332,000 acres in the Greater Green River Basin of Wyoming. Go to www.gascoenergy.com to learn more about Gasco Energy, Inc.

Forward-looking statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contacts:
Contacts for Gasco Energy Inc.:
Media:
Mark Erickson, President
King Grant, Chief Financial Officer
(303) 483-0044
Investors, Peter Forward
(800) 645-9254
Website: www.gascoenergy.com

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